Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust II: Fidelity California Municipal Money Market Fund and Spartan California Municipal Money Market Fund of our report dated April 12, 2005 on the financial statements and financial highlights included in the February 28, 2005 Annual Report to Shareholders of Fidelity California Municipal Money Market Fund and Spartan California Municipal Money Market Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 28, 2005